Exhibit 5.2

Courtney Thorne
T: + 617 937 2318
cthorne@cooley.com
March 17, 2025
Immunocore Holdings plc
92 Park Drive
Milton Park
Abingdon, Oxfordshire OX14 4RY
United Kingdom
Ladies and Gentlemen:
We have acted as special U.S. counsel to Immunocore Holdings plc., a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the filing by the Company of a prospectus supplement (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement supplements the base prospectus included in the registration statement on Form S-3 (No. 333-278120) (the “Registration Statement”). The Registration Statement registers for resale by the selling securityholders identified in the Prospectus Supplement (i) $150,000,000 aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due 2030 (the “Notes”) issued pursuant to the terms of that certain indenture, dated February 2, 2024, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated March 17, 2025, by and between the Company and the Trustee (as so supplemented, the “Indenture”), and (ii) the American Depositary Shares (the “ADSs”) issuable on conversion of the Notes.

In connection with this opinion, we have examined and relied upon (i) representations and warranties as to factual matters and have assumed performance of the covenants contained in and made pursuant to the Indenture by the various parties thereto, (ii) the Indenture and the form of Note included in the Indenture, and (iii) such other records, documents, certificates, opinions, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether any particular laws apply and no opinion to the extent that any laws other than those identified above are applicable to the subject matter hereof. We note that the Company is incorporated under the laws of England and Wales.. We express no opinion with respect to the laws of England and Wales or any other laws not identified in the first sentence of this paragraph. We have assumed all matters determinable under the laws of England and Wales, including without limitation, the valid existence, good standing and corporate or similar power of the Company and the due authorization, execution and delivery by the Company of the Notes and Indenture. We have also assumed that the laws of England and Wales would not impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would impact our conclusions with respect thereto.

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736
T: +1 617 937 2300 F: +1 716 937 2400 cooley.com

March 17, 2025
Page Two

In rendering this opinion, we have assumed, without investigation: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) the due organization or formation of all persons party to the Indenture; (vi) the valid existence, good standing in the jurisdiction of organization or incorporation and the corporate or similar power to enter into and perform the Indenture in accordance with its terms, of all persons party to the Indenture; (vii) the due authorization, execution and delivery of all documents, in each case, where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents; (viii) the legal capacity of all individuals executing and delivering documents to so execute and deliver (ix) compliance by the Trustee with any state or federal laws applicable to the transactions contemplated by the Indenture because of the nature of its respective businesses; (x) the Notes and the Indenture constitute valid and binding obligations, enforceable in accordance with their terms against all parties thereto (except that such assumption is not made with respect to the Indenture and the Notes as to the Company); and (xi) there are no extrinsic agreements or understandings among the parties to the Notes or the Indenture that would modify or interpret the terms thereof or the rights or obligations of the parties thereunder. We are not hereby rendering any opinion with respect to any ADSs of the Company issuable upon the conversion of the Notes.

Our opinion is subject to the following additional qualifications and limitations:
(i)              Our opinion is subject to, and may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, and (c) mandatory choice of law and jurisdiction rules and constitutional limitations on the validity of the appointment of an agent for service of process or on the effectiveness of other methods of service of process;
(ii)             Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law or public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736
T: +1 617 937 2300 F: +1 716 937 2400 cooley.com

March 17, 2025
Page Three
(iii)            We express no opinion as to any provision of the Notes or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Notes or the Indenture; (b) contains a waiver of an inconvenient forum; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations; (j) provides that provisions of the Notes or the Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (k) provides that a party’s waiver of any breach of any provision of the Notes or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Notes or the Indenture; (l) provides any party the right to accelerate obligations or exercise remedies without notice; (m) purports to permit the Trustee or any holder of the Notes to act as any party’s agent and attorney-in-fact; (n) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (o) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy;
(iv)            We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or forum provided for in the Notes and the Indenture; and
(v)             We express no opinion with respect to any provision of the Notes or the Indenture to the extent it (a) contains a waiver of any objection based on inappropriate venue or forum non conveniens in a federal court of the United States, (b) implies that a federal court of the United States has subject matter jurisdiction, or (c) purports to grant any court exclusive jurisdiction. In connection with any provision of the Notes or the Indenture that contains a waiver of an inconvenient forum, we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial.
On the basis of the foregoing, in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes are binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP
By:	/s/ Courtney T. Thorne
Courtney T. Thorne

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736
T: +1 617 937 2300 F: +1 716 937 2400 cooley.com